Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 11, 2009 with respect to the audited balance sheet of KoKo, Ltd. as of December 31, 2008 and 2007 and the related statements of operations, stockholders equity and cash flows for the year ended December 31, 2008 and the period from inception (June 19, 2007) through December 31, 2008 and 2007.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

MALONE & BAILEY, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

March 11, 2009